UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2026

NN, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39268	62-1096725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6210 Ardrey Kell Road, Suite 120
Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

(980) 264-4300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01	NNBR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2026, NN, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers 24,509,804 shares (the “Shares”) of the Company’s common stock (“Common Stock”) in a private placement transaction (the “Private Placement”). The purchase price per share of Common Stock is $3.06 per share (the “Purchase Price”). The closing of the Private Placement is expected to occur on or about July 2, 2026 (the “Closing”), subject to the satisfaction of customary closing conditions. The total gross proceeds to the Company at the Closing are expected to be $75.0 million.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchasers, customary conditions to closing, and indemnification obligations of the Company and the Purchasers.

Craig-Hallum Capital Group LLC is acting as placement agent (the “Placement Agent”) for the Private Placement. The Placement Agent is entitled to receive a fee equal to approximately 6.0% of the aggregate gross proceeds from the securities sold at the Closing, plus the reimbursement of certain expenses.

In connection with the Private Placement, on June 30, 2026, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers. Under the Registration Rights Agreement, the Company has agreed to file a registration statement covering the resale by the Purchasers of the Shares within 45 days following the date of the Registration Rights Agreement (the “Filing Date”) and to use commercially reasonable efforts to cause such registration statement to be declared effective within 45 days following the Filing Date (or in the case of a “full review” by the Securities and Exchange Commission (the “SEC”), within 90 days following the Filing Date) and to keep such registration statement effective until the date the Shares covered by such registration statement have been sold. In the event that such registration statement is not filed or declared effective within the time frames set forth in the Registration Rights Agreement, such effective registration statement subsequently becomes unavailable, or use of the prospectus contained in such registration statement is suspended for certain periods of time, we will be required to pay certain liquidated damages to the Purchasers. The Company has agreed to be responsible for all fees and expenses incurred in connection with the registration of the Shares.

The Registration Rights Agreement contains covenants and other provisions customary for transactions of this nature. Pursuant to the Registration Rights Agreement, the Company and the Purchasers have each also granted customary indemnification rights to the other in connection with the registration statement.

The foregoing descriptions of the Purchase Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Form of Purchase Agreement and Form of Registration Rights Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and are incorporated by reference herein.

The representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made solely for the benefit of the parties thereto and the placement agent expressly named as a third-party beneficiary thereto and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference only to provide investors with information regarding the terms thereof and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 3.02 Unregistered Sale of Securities.

The information contained above in Item 1.01 relating to the private placement is hereby incorporated by reference into this Item 3.02. Based in part upon the representations of the Purchasers in the Purchase Agreement, the offering and sale of the securities described above are being offered and sold in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirement of the Securities Act and such applicable state securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

 (d)       Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2026

NN, INC.

By:	/s/ Christopher H. Bohnert
Name:	Christopher H. Bohnert
Title:	Senior Vice President and Chief Financial Officer